Crown Castle International Corp.
Summary of Non-Employee Director Compensation
(as of February 22, 2007)

Initial Equity Grant. Each newly appointed or elected non-employee director is granted, pursuant to the Crown Castle International Corp. (“Company”) 2001 Stock Incentive Plan or 2004 Stock Incentive Plan, a number of unrestricted shares of common stock of the Company (“Common Stock”) having a valuation equal to approximately $90,000, valued at the per share closing price of the Common Stock as of the effective date of the director’s appointment or election.

Annual Equity Grant. At the Board’s first regularly scheduled meeting of each year, each non-employee director is granted shares of Common Stock having a valuation equal to approximately $85,000, valued at the per share closing price of the Common Stock as of the date of the first Board meeting. An equity award in excess of $85,000 is typically considered by the Board for its Chairman. On February 22, 2007, the Board, upon recommendation from the Nominating & Corporate Governance Committee, granted pursuant to the 2004 Stock incentive Plan (1) 2,464 shares of common stock (priced at $34.50, the closing price of the Common Stock on February 22, 2007) to each non-employee director of the Board other than J. Landis Martin (or a pro-rated amount thereof to directors not expected to serve past the 2007 annual meeting of stockholders) and (2) 4,348 shares of common stock (priced at $34.50, the closing price of the Common Stock on February 22, 2007) to J. Landis Martin for service as non-employee chairman of the Board.

Retainer and Fees. Each non-employee director receives an annual retainer of $20,000 (plus an additional $10,000 for the Audit Committee chairman and an additional $5,000 for each other Board committee chairman) paid quarterly and reimbursement of reasonable incidental expenses. Each non-employee director also receives $1,500 for attendance at each Board meeting held “in person” and $1,000 for attendance at each Board meeting held by conference call. In addition, each non-employee director receives $1,500 for each Board committee meeting attended (plus, in the case of a Board committee chairman, an additional $1,000 for each committee meeting after the fourth such meeting in any given year).

Other Benefits. Each non-employee director is eligible to participate, at such director’s cost and election, in the Company’s medical and dental plans.

Employee Directors. A director who is also an employee of the Company receives no additional compensation for services as a director.